Exhibit 99.1
Red Robin Gourmet Burgers, Inc. Appoints Anddria Varnado to its Board of Directors
Greenwood Village, CO – March 25, 2021 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced it has appointed Anddria Varnado as an independent Director to its Board, effective immediately.
Ms. Varnado currently serves as the GM and Head of the Consumer Business for Kohler Company, a global leader in home products, hospitality destinations, and systems. In this role, Ms. Varnado is directly responsible for consumer channels including Kohler Signature Stores as well as e-commerce sales on kohler.com. She leads a team of 250+ spanning store operations, e-commerce, digital experience, DTC marketing, customer care, and dealer-direct business. Ms. Varnado previously served as Vice President and Head of Strategy & Business Development for both Macy’s Inc. and Williams-Sonoma, Inc., and began her career as a corporate banking analyst with Citigroup. Ms. Varnado also currently serves as Director of publicly-traded Umpqua Bank (NASDAQ: UMPQ) and is a member of the Finance & Capital Committee and Compensation Committee.
"Anddria is an extraordinary leader with a history of driving long term growth through strategic innovation at several global retail brands. Her insights on enhancing digital guest engagement and brand affinity will be integral as Red Robin works to create sustainable growth," said David A. Pace, Red Robin’s Board Chair. "Anddria’s appointment to our Board continues the refresh begun in August of 2019 and represents the 6th new independent Director added to our Board in addition to CEO, Paul Murphy. Our Board and management team continue to lead a transformation strategy that will position Red Robin for long term success."
Ms. Varnado holds a Masters of Business Administration degree from Harvard Business School and a Bachelor of Arts degree from Clark Atlanta University. She volunteers with numerous nonprofit and charitable organizations, including Junior League, Management Leadership for Tomorrow, and HBS Community Partners. In 2018, the San Francisco Business Times named her one of the "Most Influential Women in Bay Area Business." Ms. Varnado has been featured in Forbes, Architectural Digest, and other industry and consumer publications.
The Company also announced that long-serving Director Glenn Kaufman will step down from the Board at the end of 2021 after providing continuity through a transitional period. "It has been incredibly rewarding to serve on this Board for over 10 years, especially engaging in solving a number of capital market challenges, enhancing the talent at the senior executive and Board levels of the Company, and contributing to the strategic differentiation of the Company." Kaufman said. "The difference in Red Robin from when I first joined the Board to today is tremendous. I look forward to helping ensure a smooth transition during my remaining time at Red Robin, while personally identifying and taking on additional challenges."
Red Robin will increase its Board size from 10 to 11 to accommodate the addition of Ms. Varnado and anticipates reducing it again to 10 following Mr. Kaufman’s retirement at year end.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering. There are more than 540 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!
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